SERVICES AGREEMENT

This services agreement ("Agreement") is made and entered into as of __________, 20____ ("Effective Date"), by and between Accenture LLP ("Client"), a limited liability partnership with an office at 161 North Clark Street, Chicago IL 60601, and RMS Networks, Inc. ("Consultant"), a corporation with an office at 900 S.E. 3rd Avenue, Ft. Lauderdale, FL 33316.

Consultant is in the business of providing professional services relating to its proprietary software products and related matters, and Client desires to engage Consultant for an engagement relating to these and related areas of expertise. As a result, in consideration of the promises, covenants and undertakings set forth in this Agreement, Client and Consultant agree as follows.

1. Master Agreement, Consultant's Engagement(s). (a) Subject to the terms and conditions of this Agreement Consultant agrees to perform a certain engagement specified in the jointly-signed Exhibit A attached to this Agreement (the "Engagement"). (b) Client and Consultant may agree to subsequent or follow-on engagements (each an "Engagement") for professional services hereunder such as, without limitation, needs analyses and reports, system consultation, studies and reports, software application customizations, or other deliverables to be developed or prepared by Consultant and provided to Client or Client affiliated firms hereunder by entering into supplemental jointly-signed Exhibits A that reference this Agreement for the general terms and conditions of the overall Engagement. (c) Exhibits A referencing this Agreement become part of this Agreement upon their signing by all parties hereto. Each jointly-signed Exhibit A will identify a separate Engagement unless otherwise stated in an Exhibit A. (d) However nothing in this Agreement should be interpreted as either party's commitment to any services or payments absent such a jointly-signed Exhibit A, and neither party makes any promise or commitment regarding additional Engagements in this Agreement or is obligated to undertake subsequent or follow-on Engagements. (e) In carrying out each Engagement, the Consultant shall maintain liaison with such Client or Client affiliated firm personnel as Client may designate. (f) There shall be no substitution for the Consultant's personnel named in an Exhibit A, if any, without Client's prior written consent. (g) Consultant will make good faith efforts to assign to each Engagement only those employees (i) with the skills and experience required by Client and (ii) who are available to perform the services required for the duration of the Engagement. (h) Consultant shall remove any employee from an Engagement upon request by Client, and replacement employees shall be subject to Client's approval.

2. Exhibit A Attachments, Signed Copies. Mutually acceptable attachments such as proposals, specifications, statements of work, and/or implementation plans may be added to an Exhibit A, but must be referenced as attachments in the applicable Exhibit A and must be signed by the parties in order to be part of this Agreement. If Client signs this Agreement first, a fully signed copy of this Agreement and of all Exhibits A first signed by Client, including all attachments first signed by Client, must be returned to Client.

3. Charges and Expenses. Subject to the terms and conditions of this Agreement, Client shall pay to Consultant the charges set forth in the applicable jointly-signed Exhibit A for the Engagement specified therein, and all sums payable under this Agreement other than taxes must be stated in a jointly-signed Exhibit A. Any payment terms added to an Exhibit A must be consistent with payment terms stated in this paragraph. Consultant shall not be entitled to any other compensation or reimbursement for or related to an Engagement or Engagement deliverables. It is expressly understood that Consultant shall have no interest in or claim to any billings by Client to its customers for Client's professional services that may be generated in connection with or as a consequence of an Engagement hereunder or

Engagement deliverables. Consultant will submit invoices monthly unless otherwise specified in the applicable Exhibit A. All sums due hereunder shall be payable within thirty (30) days of Client's receipt of an accurate invoice therefor provided any required Acceptance Test(s) (defined below) has/have been completed and the services and/or Engagement deliverables have been accepted, and payments shall be subject to the provisions of the applicable Exhibit A and the Agreement-termination provisions below. With respect to expenses, Client shall reimburse Consultant for all out-of-pocket expenditures incurred in connection with an Engagement within said thirty (30) day period provided they are authorized on the Engagement's jointly-signed Exhibit A and that expense receipts accompany the invoices. However, any invoices received in advance shall not be payable prior to the later of (i) the due dates of sums invoiced and (ii) the end of said thirty-day payment period. Client shall have thirty days to cure late payments. However, invoice sums questioned or disputed in good faith may be paid within thirty (30) days of resolution of the question or dispute.

4. Travel, Expense Records. To the extent possible, all airline and lodging reservations shall be made by Client travel coordinators. Reimbursed travel shall require advance written approval by Client. Consultant shall maintain records relating to Consultant's Engagement(s) under this Agreement and to reimbursed expenses incurred in connection therewith and shall provide Client access to such records upon request during normal business hours.

5. Taxes. Applicable taxes will be billed as a separate item or line item. Client shall pay sales, use, value added, goods and services, and all other similar taxes imposed by any federal, state, or local governmental entity for items and/or services provided under this Agreement, excluding taxes based solely on Consultant 's income or property. Client shall pay such tax(es) in addition to the sums due under this Agreement provided that Consultant itemizes them on a proper VAT, GST or other invoice. Any taxes paid on behalf of Client by Consultant shall be uniquely identified on the applicable invoice and Consultant shall provide Client with proof of payment if previously paid by Consultant. Consultant shall indemnify and hold Client harmless from any interest or penalties imposed on Client because of Consultant 's improper payment of any taxes on Client's behalf. If Client is required to withhold or deduct any taxes from any payment, Client shall not be required to "gross up" the amount of such payment and shall pay the total amount reflected on the invoice less the applicable withholding taxes. The parties shall cooperate in good faith to minimize taxes to the extent legally permissible. Each party shall provide and make available to the other party any resale certificates, treaty certification and other exemption information reasonably requested by the other party.

6. Delivery, Reports. Service milestones and completion dates, and delivery dates or times for deliverables, if any, are stated in the applicable Exhibit A. Reports or recommendations required from Consultant, if any, are listed in the applicable Exhibit A.

7. Deliverables Acceptance.

7.1 Following receipt of each Engagement deliverable and/or the complete deliverables for each Engagement, Client may at its discretion conduct a review, test or series of reviews or tests over a period of thirty (30) days ("Acceptance Test(s)"). Acceptance Tests are intended to confirm that the deliverables developed by Consultant for Client hereunder, if any, are consistent with the requirements of and will perform according to agreed-upon technical and functional expectations stated in the applicable Exhibit A, if any, including without limitation regarding any required interfaces, remote access, data exchange and use. The impact on payments of an acceptance failure is stated below in the Exhibit A Expiration and Termination paragraph. The applicable Exhibit A may contain an agreed-upon repair-or-replace

warranty or Acceptance Test repair-or-replacement obligation and re-testing option for Pre-Existing Materials (defined below), Engagement deliverables, and/or any other deliverables received hereunder.

7.2 Client may accept or reject individual deliverables and/or the aggregate of all completed deliverables for an Engagement according to their satisfaction of the requirements and technical and functional expectations stated in the applicable Exhibit A, if any.

7.3 The parties acknowledge that (a) any requirements or technical and functional expectations stated in an Exhibit A will be a non-exhaustive list of deliverable design elements, features, functions and operational capabilities which will focus on the Client's major requirements, and (b) the Client may review or test other aspects of the deliverables and their operation, but (c) these other aspects will not serve as acceptance standards or criteria.

7.4 Unless otherwise specified in an Exhibit A, no deliverable-related service charge or use fee payment, if any, in connection with that Exhibit A will be due to Consultant prior to complete service deliverables acceptance.

8. Consultant's Covenants. Consultant covenants to Client as follows: (a) Consultant will comply at all times with all applicable laws and regulations of any jurisdiction in which Consultant acts; (b) provided they are made aware of same, Consultant, its employees, and Client-permitted Consultant agents and contractors, if any, will respectively comply with all applicable Client policies and standards and will carry out each Engagement in a manner consistent with the ethical and professional standards of Client expressed therein; (c) Consultant, its employees, and Client-permitted Consultant agents and contractors, if any, will comply at all times with all reasonable security requirements in effect from time to time of which they are made aware at Client's, Client's affiliated firms' or any of their customer's premises, with respect to access to premises and all materials belonging to Client a Client affiliated firm or their customers; (d) Consultant is legally authorized to engage in business in the United States; and (e) Consultant does not and will not discriminate in the referral or hiring of its employees on the basis of race, color, religion, sex, age, national origin, marital status, a disability that does not affect an individual's ability to perform his or her job, or any other protected basis, as required by applicable federal, state and local laws.

9. Use of Client's and Client's Affiliated Firms' Names and Trademarks, Publicity. Absent Client's prior written consent which may be withheld at Client's discretion, Consultant will not use Client's or Client's affiliated firms' names or trademarks in connection with any advertising or promotional materials or activities, in a Web site, in a press release, or in other written, electronic, magnetic or laser media communications with, or services, materials or products provided to, third parties. Absent Client's prior written consent that may be withheld at Client's discretion, Consultant may not communicate or publicize the existence of any business relationship established by this Agreement except internally. Consultant may not state or imply, either directly or indirectly, that Client or any of its affiliated firms endorse, sponsor, recommend, or prefer Consultant's products or services. Consultant may not disclose any of the terms of this Agreement to any third party without first obtaining the written consent of the Client (a) except as necessary to perform obligations under this Agreement, (b) except as required by court order after Client receives notice thereof from Consultant and Client has an opportunity to protect its terms against disclosure, (c) except as may be necessary to exercise, establish or assert its rights hereunder, and (d) except to its lawyers. Client's affiliated firms are not considered a third party for purposes of this paragraph.

10. Confidentiality.

For purposes of this Agreement, "Confidential Information" shall be defined as all information of either party hereto and their respective Affiliates (the "Disclosing Party") which is disclosed to the other party (the "Receiving Party") in oral and/or written form that (a) relates to past, present and future research, development, business activities, products, and services, and (b) has been identified, either orally or in writing, as confidential by the Disclosing Party. Except as otherwise set forth in this Agreement, (i) all Confidential Information of the Disclosing Party acquired by the Receiving Party or its employees or agents in connection with this Agreement or in contemplation thereof shall be and remain the Disclosing Party's exclusive property, and (ii) the Receiving Party shall keep, and have its employees or agents use all reasonable efforts to keep, any and all such confidential information confidential, and shall not copy or publish or disclose it to others, or authorize its employees agents or anyone else to copy, publish or disclose it to others, without the Disclosing Party's prior approval. The Receiving Party agrees to use at least the same care and precaution in protecting Confidential Information of the Disclosing Party as the Receiving Party uses to protect its proprietary information and trade secrets. Nothing herein shall limit the Receiving Party's use or dissemination of Confidential Information which: (i) was known without obligation of confidentiality by the Receiving Party prior to its receipt from the Disclosing Party; (ii) is or becomes public knowledge through no breach of this Agreement by the Receiving Party; or (iii) is independently developed by the Receiving Party without any use by the Receiving Party of any such Confidential Information, or (iv) was acquired by it from a third party which without obligation of confidentiality and who was, to the best of Receiving Party's knowledge, authorized to disclose such information. Both parties agree to maintain the confidentiality of this Agreement, both its existence and the conditions, unless disclosure is required by law, in which case the party required to disclose shall promptly notify the other party.

11. Personal Information Permissions. Any personal information (i.e., any information related to a living individual, including, but not limited to, name, address, telephone number, social security number) provided by Client and/or Affiliates to Consultant shall be used by Consultant solely for the purposes of providing the Services under this Agreement and shall not be disclosed to any third parties in any form or manner.

12. Ownership. Provided they are paid for, all new deliverables and materials prepared by Consultant and/or its agents or contractors for Client pursuant to this Agreement and the conceptual content thereof, other than any modifications of/to a Consultant proprietary and commercially available computer program that will be licensed to Client at no extra charge and that will be covered by Consultant's standard maintenance and support services ("Materials"), will be owned exclusively by Client, and Consultant hereby assigns to Client all rights in such Materials including without limitation all patent rights, copyrights and trade secrets therein. Consultant will acquire from its employees and agents or contractors who may carry out or assist with any Engagement under this Agreement or otherwise contribute to such Materials all such rights as may be necessary so that Client will receive the rights hereby agreed to be conveyed and vested in it, free of any claims of such employees, agents and contractors. Consultant will execute such documents, and provide such assistance as Client may reasonably request to give full effect to the provisions of this paragraph (at Client's expense). Consultant warrants and states as a condition of this Agreement that it holds the rights, titles and ownership necessary to convey the rights, titles and ownership conveyed in this paragraph, and that no commercially available or available-to-developers third-party software is included within the Materials. Consultant acknowledges and agrees that Client-accepted and paid for Materials are Client Confidential Information that will be retained by Client, but not the Consultant or its contractors or agents, following Agreement expiration or termination absent prior written consent from Client. Client acknowledges that Consultant's

Engagement deliverables do not include, and that Client may (as desired) acquire under a separate agreement, separately-charged-for and commercially distributed or licensed software applications. For purposes of clarification, rights, titles and ownership pre-dating the Engagement and term of this Agreement are not affected by this paragraph. As between the parties, Consultant retains all rights, titles and ownership to materials prepared by Consultant prior to commencement of the term of this Agreement, or prior to Consultant's earlier commencement of any work on the Engagement if work begins earlier, absent their transfer under another agreement between the parties.

13. Retained Copies License. (a) Consultant's and Consultant's agents' and contractors' information, materials and/or software prepared prior to commencement of the term of this Agreement, or prior to Consultant's earlier commencement of any work on the Engagement if work begins earlier, that are delivered to Client or a Client affiliated firm pursuant to this Agreement, but that are not included in the above definition of Materials, if any, are defined as "Pre-Existing Materials". (b) Ownership of such Pre-Existing Materials shall be retained by Consultant, or its agent(s) or contractor(s), respectively. However, during this Agreement and following its expiration or termination, Consultant hereby grants Client and any Client affiliated firm a perpetual, royalty-free license to use said Pre-Existing Materials, which will permit Client and/or its affiliated firms to make and internally use copies of the Pre-Existing Materials, and which will permit Client to send copies to its affiliated firms and allow them to make and use same internally in connection with the Material deliverables under this Agreement. Client and Client's affiliated firms may retain copies of Pre-Existing Materials notwithstanding any return obligation under the termination sections of this Agreement. (c) Consultant warrants and states as a condition of this Agreement that it has the rights necessary to convey these Pre-Existing Materials rights. (d) Consultant acknowledges that pursuant to this Agreement a Client affiliated firm may be exporting to other Affiliates copies of Engagement deliverables received pursuant to this Agreement. Consultant acknowledges and agrees that Consultant is responsible for obtaining any required United States export classification therefor, and for any classifying-party reporting to United States agencies. Consultant confirms that the Engagement deliverables will not contain a data encryption algorithm, key or code necessitating a United States Department of Commerce or Department of State special export license or other advance written approval, or an end-user certificate, for export under United States export regulations.

14. Warranties and Disclaimers. (a) Consultant warrants that the Engagement(s) will be performed by appropriately trained, experienced and skilled personnel in a professional and workmanlike manner in accordance with industry standards, and that Materials, Pre-Existing Materials and any other Engagement deliverables required hereunder will substantially comply with the description, requirements and/or expectations therefor stated in the applicable Exhibit A. This warranty applies solely to services and unmodified Materials, Pre-Existing Materials and other Engagement deliverables provided to Client or any of Client's affiliated firms hereunder and is operative during and after any Acceptance Test period(s). The foregoing warranty is subject to Consultant receiving written notice of the specific portion(s) of services, Materials, Pre-Existing Materials or other Engagement deliverables that Client claims do(es) not conform to the foregoing warranty within ninety (90) days of the later date of (i) the date on which the specific portion(s) of the services are completed or (ii) the date on which the particular Materials, Pre-Existing Materials or other Engagement deliverable are delivered. This warranty is separate from any repair-or-replace warranty or Acceptance Test obligation stated in the applicable Exhibit A for Materials, Pre-Existing Materials, and/or any other Engagement deliverables received hereunder. Client's sole remedy, and Consultant' sole obligation in the event of a failure to comply with the foregoing warranty shall be to either reperform the nonconforming portion(s) of the services, Materials, Pre-Existing Materials, and/or any other Engagement deliverables at no extra charge, or to refund the charges and expenses paid by the Client to Consultant for the nonconforming portion(s) thereof. CONSULTANT

DOES NOT MAKE ANY IMPLIED WARRANTY OR REPRESENTATION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE SERVICES OR DELIVERABLES PROVIDED HEREUNDER. (b) Consultant warrants and states as a condition of this Agreement that it holds the rights necessary to provide the services, Materials, Pre-Existing Materials, and/or any other Engagement deliverables provided under this Agreement.

15. Term, Engagement Completion. This Agreement shall be effective as of January 12, 2006, and shall expire on February 7, 2007 unless the term hereof is extended pursuant to express written agreement of the parties or this Agreement is earlier terminated. The term of each Engagement shall be specified in each Exhibit A, or shall be for the duration of the work specified therein if no term is specified, and shall be subject to earlier termination as provided herein. An Engagement shall be considered completed (a) when the services described in its Exhibit A have been completed, (b) after the delivery to Client of all deliverables required by the Exhibit A, and (c) after complete service and deliverable acceptance by Client.

16. Exhibit A Expiration and Termination. (a) Each Exhibit A shall expire (i) when the services described in the Exhibit A have been completed, (ii) after the delivery to Client of all deliverables required by the Exhibit A, and (iii) unless the parties otherwise agree in writing, after any Acceptance Test thereof concludes with their acceptance or acceptance failure. (b) Client may terminate an Exhibit A at any time at will and without cause or due to an acceptance failure on thirty (30) days prior written notice effective at the end of said notice period. (c) If the Exhibit A is terminated by Client at will and without cause, then (i) Consultant shall be entitled to payment of all unpaid and undisputed charges for services provided thereunder including work-in-progress and to reimbursement of all unpaid authorized expenses, if any, that are incurred, prior to the effective date of such termination, as provided in this Agreement, and (ii) Client shall be entitled to the refund pro-rata any advance payments and any credits. (d) If the Exhibit A is terminated by Client at will due to an acceptance failure during the Acceptance Test period(s), then Consultant shall be entitled to reimbursement of all unpaid authorized expenses, if any, that are incurred prior to the effective date of such termination, as provided in this Agreement, but (i) Client shall not pay Consultant any further payments for services provided thereunder or for work-in-progress, and (ii) any service charge paid by Client prior to the deliverables acceptance failure will be refunded in full. (e) Upon the expiration or termination of an Exhibit A the Consultant and Consultant's agents and contractors will cease all activity on the Engagement under that Exhibit A, and the Consultant and Consultant's agents and contractors shall promptly return without cost to the other party any Confidential Information and non-confidential documents and materials related to that Exhibit A that were received from the other party pursuant to this Agreement in tangible, electronic, magnetic, laser, or other form, and copies made thereof, in the course of the services related to that Exhibit A, other than (i) Materials, and any other Engagement deliverables and/or portions thereof accepted by Client which Client has/will paid/pay for and will retain, (ii) licensed Pre-Existing Materials, and (iii) Engagement deliverables needed in connection with another Engagement hereunder. (f) Upon the termination of an incomplete Exhibit A other than due to the expiration or termination of this Agreement, the Consultant will deliver any partially completed or completed and not yet delivered Engagement deliverables and related licensed Pre-Existing Materials, if any, provided Client agrees to accept and pay for the partially completed or completed and not yet delivered Engagement deliverables. (g) Consultant will deliver to Client a reasonable quantity of copies of all deliverables or portions of deliverables prepared pursuant to the Exhibit A. (h) The provisions of this Agreement shall survive the expiration or termination of any Exhibit A unless this Agreement simultaneously expires or is terminated.

17. Agreement Expiration and Termination. (a) Either party may, upon giving thirty (30) calendar days written notice identifying specifically the basis for such notice, terminate this Agreement for a material breach hereof by the other, effective at the end of said notice period, provided the other party shall not have cured such breach within the thirty (30) day period. (b) Client may at any time at will and without cause terminate this Agreement upon giving thirty (30) calendar days prior written notice to the Consultant, effective at the end of said notice period. (c) In the event this Agreement expires or is terminated, (i) all then unexpired and not previously terminated Exhibits A hereunder simultaneously terminate, (ii) Consultant shall be entitled to payment of all unpaid and undisputed charges and reimbursement of all unpaid authorized expenses, if any, that are incurred prior to the effective date of such termination, in accordance with and subject to parts (c) and (d) of the Exhibit A Expiration and Termination paragraph above and otherwise as provided in this Agreement, and (iii) Client shall be entitled to the refund pro-rata or in full of any payments and any credits in accordance with and subject to parts (c) and (d) of the Exhibit A Expiration and Termination paragraph above. (d) Upon the expiration of this Agreement or its termination at will for any reason or for uncured breach, the Consultant and Consultant's agents and contractors will cease all activity on all Engagements hereunder. (e) Upon the expiration or termination of this Agreement, the Consultant and Consultant's agents and contractors shall promptly return without cost to the other party any Confidential Information and non-confidential documents and materials that were received from the other party pursuant to this Agreement in tangible, electronic, magnetic, laser, or other form, and copies made thereof, other than (i) signed copies of this Agreement, (ii) Materials and any other Engagement deliverables (and/or portions thereof) accepted by Client which Client has/will paid/pay for and will retain, and (iii) licensed Pre-Existing Materials. (f) Upon the termination of an incomplete Exhibit A due to the expiration or termination of this Agreement, the Consultant will deliver any partially completed or completed and not yet delivered Engagement deliverables and related licensed Pre-Existing Materials, if any, provided Client agrees to accept and pay for the partially completed or completed and not yet delivered Engagement deliverables. (g) Consultant acknowledges that the date of receipt of notice of a terminated Exhibit A and of Agreement termination is determined by the Notice section below.

18. Liability Limits.

18.1 Consequential Damages, Statute of Limitations. In no event shall either party or any Client affiliated firm be liable for consequential, special, indirect, incidental or punitive losses, damages or expenses of the other party resulting from use of an Engagement deliverable, or otherwise arising under or in connection with this Agreement, regardless of how such losses, damages or expenses arise and irrespective of whether or not it has been advised of the possibility of such losses, damages or expenses. Neither party nor any Client affiliated firm is liable for any claim that arose more than two (2) years prior to the institution of suit thereon.

18.2 Limitation on Recovery. With the exception of Consultant's and Client's indemnification obligations under this Agreement, Consultant's and Client's respective maximum liability to each other concerning Consultant's services and Engagement deliverables, or in any manner related to this Agreement, for any and all claims, shall not in the aggregate exceed the service charges and expenses payable by Client to Consultant hereunder with respect to the particular Engagement, services or deliverables that is/are the subject matter of the claimed damage or loss.

18.3 Force Majeure. Neither party shall be liable to the other for non-performance or delay in performance caused by any events or matters beyond its reasonable control, including without limitation, acts of God, acts or omissions of the other, acts of government, war, strikes, lockouts or embargoes.

19. Indemnification.

19.1 Injury and Property Damage, Relationship, and Performance Related.

19.1.1 Consultant will indemnify, defend and hold Client, its affiliated firms, and their respective partners, employees and agents, harmless from and against (with Consultant paying all damages, losses, settlements, costs and expenses arising out of or in connection with, including without limitation court costs and lawyer fees) any and all Client and/or third-party assertions, claims, suits, proceedings, and demands: (a) related to bodily injury or death of any person or damage or destruction to real and/or tangible personal property incurred during or as a result of the services described in or otherwise resulting from this Agreement, to the extent proximately caused by the negligent or willful acts or omissions of Consultant, its employees, agents and contractors; (b) resulting from any claim that Consultant or any Consultant employee is in any relationship with Client other than that of an independent contractor; (c) resulting from any claim that any apparent Consultant employee is not an employee of Consultant; (d) related to claims by any employees, agents or contractors of Consultant for injuries or damages under workers' compensation or similar acts; (e) related to claims by any agents or contractors of Consultant for payment; (f) in which it is alleged that Consultant's Engagement services, related Consultant actions or omissions, or Consultant's employees, agents or contractors in any way connected therewith (i) have violated any law or regulation, and/or (ii) have violated any privacy, publicity or other personal right of any individual; or (g) related to, resulting from or arising in connection with any violation by Consultant of the paragraphs or sections 9, 10, 11, 12, 13 or 14(b) of this Agreement.

19.1.2 Client will indemnify, defend and hold Consultant, its affiliated firms, and their respective partners, employees and agents, harmless from and against (with Client paying all damages, losses, settlements, costs and expenses arising out of or in connection with, including without limitation court costs and lawyer fees) any and all third-party assertions, claims, suits, proceedings, and demands: (a) related to bodily injury or death of any person or damage or destruction to real and/or tangible personal property incurred during or as a result of the services described in or otherwise resulting from this Agreement, to the extent proximately caused by the negligent or willful acts or omissions of Client, its employees, agents and contractors; (b) resulting from any claim that any apparent Client employee is not an employee of Client; (c) related to claims by any employees, agents or contractors of Client for injuries or damages under workers' compensation or similar acts; (d) related to claims by any agents or contractors of Client for payment; (e) in which it is alleged that Client's, or Client's employees, agents or contractors, actions or omissions related to this Agreement (i) have violated any law or regulation, and/or (ii) have violated any privacy, publicity or other personal right of any individual; and (f) related to, resulting from or arising in connection with any violation by Client of section 10 of this Agreement.

19.2 Deliverables. (a) Consultant will indemnify, defend, and hold Client and its affiliated firms harmless from and against (with Consultant paying all damages, losses, settlements, costs and expenses arising out of or in connection with, including without limitation court costs and lawyer fees) any and all third-party assertions, claims, suits, proceedings, and demands against Client and/or any Client affiliated firm in which it is alleged that any Materials, Pre-Existing Materials, or any other deliverable received by Client or any Client affiliated firm pursuant to this Agreement, or any use thereof or exercise of rights hereunder with respect thereto by Client or any of its affiliated firms, infringes or misappropriates any copyright, trade secret, patent or other proprietary right of any third party, or violates any personal right of any individual. (b) The foregoing indemnification obligation (i) will only apply to Materials, any Pre-Existing Materials, or any other deliverable in the form delivered to Client or a Client affiliated firm by Consultant or a Consultant agent or contractor pursuant to the applicable Exhibit A, and (ii) will not

apply to any claim of infringement based solely on any modification of the deliverable by Client or a Client affiliated firm or the combination, operation or use of the deliverable with materials not supplied by Consultant or a Consultant agent or contractor. (c) Client or a Client affiliated firm will promptly notify Consultant of any such assertion, claim, suit or proceeding of which it is aware, but only one such notification is necessary. Client or a Client affiliated firm will, at Consultant's expense and upon request, provide Consultant with reasonable assistance in the defense or settlement of such an assertion, claim, suit or proceeding. (d) In the event of such an assertion, claim, suit or proceeding, Consultant will have the option, at its expense (i) to replace such deliverable with a noninfringing deliverable substantially similar in features and functionality, (ii) to modify such deliverable to make it non-infringing without materially affecting its features or functionality, or (iii) notwithstanding anything to the contrary herein, to refund to Client a sum equal to the amount paid for the deliverable or services related thereto and accept return of such deliverable. Consultant's exercise of such an option or any combination thereof shall not nullify, limit or otherwise affect Consultant's indemnification obligations with respect to any and all of said assertions, claims, suits or proceedings. (e) This paragraph constitutes the entire and exclusive obligation of Consultant with respect to any infringement or misappropriation of any intellectual property right by any deliverable provided hereunder.

20. General.

20.1 Notice. Any notice given pursuant to this Agreement will be in writing and will be deemed to have been given: (a) when delivered personally, by courier or by express service; (b) five (5) days following its deposit into the United States mail (certified mail, return receipt requested, or first class postage prepaid), addressed to the other party at the address set forth on the initial page of this Agreement or a replacement address, or (c) on the date of its transmission if sent via email or fax to the other party's accurate email address or fax number for the other party's accurate contact person and if confirmed within five (5) business days thereafter with a print copy of same delivered personally or by such mail delivery. Either party may designate a different address by notice to the other given in accordance herewith.

20.2 Independent Contractor Status, Requirements. Consultant is an independent contractor. Consultant employees shall not be deemed to be employees of Client or any Client affiliated firm, nor shall Client or any Client affiliated firm be deemed to be a joint employer with Consultant. Client and Client's affiliated firms acknowledge that the services to be provided by Consultant employees hereunder are contemplated to be temporary and nonpermanent in nature. Nothing herein shall be deemed or construed to create an agency, joint venture, partnership, or employer-employee relationship between the parties for any purpose, including but not limited to taxes or employee benefits. Consultant will be solely responsible for: (a) paying all wages and other compensation to Consultant employees; (b) withholding and payment of federal and state individual income tax, FICA, FUTA and other taxes and applicable amounts with respect to payments made to Consultant's employees; (c) providing all insurance and other employment related benefits to Consultant's employees; and, (d) making any overtime payments to Consultant's employees if required by law or regulations.

20.3 Waiver of Benefits. Consultant understands and acknowledges that because Consultant is an independent contractor for all purposes, Consultant's employees are not entitled to and will not be provided with any benefits now given by Client or any Client affiliated firm to, or hereafter declared for the benefit of, Client's or any Client affiliated firm's employees, partners, members, or shareholders of any Client affiliated firm. CONSULTANT AND ITS EMPLOYEES ASSIGNED TO ANY ENGAGEMENT HEREUNDER VOLUNTARILY WAIVE ANY INTEREST, CLAIM OR ENTITLEMENT TO, OR RIGHT TO PARTICIPATE IN, AND AFFIRMATIVELY ELECT NOT TO ENROLL OR PARTICIPATE IN, ANY RETIREMENT, PENSION, 401(K), HEALTH CARE, OR

OTHER BENEFIT PLAN MAINTAINED BY CLIENT OR ANY CLIENT AFFILIATED FIRM FOR ITS RESPECTIVE EMPLOYEES, PARTNERS, MEMBERS, OR SHAREHOLDERS OF ITS AFFILIATED FIRMS. THIS WAIVER AND ELECTION NOT TO ENROLL OR PARTICIPATE APPLIES TO THE ENTIRE TERM OF THIS AGREEMENT AND THIS WAIVER WILL REMAIN IN FULL FORCE AND EFFECT EVEN IF A GOVERNMENTAL AGENCY OR COURT SUBSEQUENTLY DETERMINES THAT ANY SUCH CONSULTANT EMPLOYEE WAS A "LEASED EMPLOYEE" (AS DEFINED IN SECTION 414(n) OF THE INTERNAL REVENUE CODE) OR A "COMMON-LAW EMPLOYEE" OF CLIENT OR ANY CLIENT AFFILIATED FIRM DURING ANY PORTION OF THE TERM OF THIS AGREEMENT.

20.4 No Power to Act on Behalf of Client or Any Client Affiliated Firm. Consultant and its employees, agents and contractors have no right, power or authority to create any obligation or contract, express or implied, or make any representation on behalf of Client or any Client affiliated firm, or to hold themselves out to the public or to a Client or Client affiliated firm customer as having such right power, or authority, or to make such representations except as Consultant may be expressly authorized in advance in writing from time to time by Client or the affected Client affiliated firm, if ever, and then only to the extent of such authorization.

20.5 Consultant's Agents and Contractors. Consultant will notify Client in advance of any agents or contractors that Consultant desires to utilize in connection with this Agreement (other than Help-Desk workers) and none shall be consulted or so used without Client's advance written consent. Client shall have a reasonable opportunity to approve or reject such individuals or entities and may in its sole discretion, if they are approved, require a mutually-acceptable confidentiality and/or services agreement with them prior to any discussions between Consultant and such individuals or entities or prior to their work in connection with this Agreement. Charges invoiced by Consultant for such agents or contractors shall appear as separate line items on Consultant invoices and not as expenses. Consultant acknowledges and agrees that unless Client contracts directly therewith for services, (a) any Consultant agent or contractor shall comply with the applicable terms and conditions of this Agreement including without limitation confidentiality obligations, (b) that Consultant is responsible and liable to Client for any act or omission of any Consultant agent or contractor relating to this Agreement (including without limitation a breach hereof), and (c) that any such breach or violation shall constitute an act or omission of Consultant. Consultant acknowledges that it is primarily liable for the foregoing, not as a guarantor, and hereby waives any rights that may be available to a guarantor with respect to the foregoing.

20.6 Illicit Code. The functions and features in Consultant's software or code deliverables, if any, at the earlier time of shipment, transmission or delivery to Client, shall be free of any programs, subroutines, code, instructions, data or functions, (including but not limited to viruses, worms, date bombs, time bombs, shut-down devices, keys, authorization codes, or passwords allowing Consultant or its agents or contractors access), the purpose of which is to, or that may result in, either: (a) causing said deliverables to cease operating; or (b) damaging, interrupting, interfering with or hindering the operation of: said deliverables, the equipment configuration on which said deliverables reside, any other software or data on such equipment configuration, or any other equipment or system with which the equipment configuration or said deliverables are capable of communicating.

20.7 Assignment. Client may assign this Agreement without Consultant's consent to any successor entity, Client affiliated firm or joint venture that agrees in writing to be bound by the terms and conditions hereof. Consultant may assign this Agreement without Client's prior written consent where a change in ownership, merger, acquisition, or the sale of all, or substantially all, of Consultant's business or assets has been effected; provided that Consultant gives Client thirty (30) days advance written notice

of such change in ownership, merger, acquisition, or sale. In any and all other circumstances, Consultant shall not assign this Agreement without Client's prior written consent, which shall not be unreasonably withheld.

20.8 Waiver. No waiver or modification of any right or remedy under this Agreement or of any provision hereof shall be effective unless it is stated in writing and signed by the party against whom enforcement is sought. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed or deemed to be a waiver or release and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. No effective waiver of any right, remedy or provision of this Agreement shall be deemed a waiver of any other. Except for the above-stated (a) force majeure waivers/releases, (b) waivers/releases regarding Client's and its affiliated firms' individual partners or employees, (c) waivers/releases regarding employee, shareholder and partner benefits, (d) waivers/releases regarding any claim that arose more than two (2) years prior to the institution of suit thereon, and (e) waivers/releases of any Consultant guarantor rights regarding Consultant's agents and contractors, no effective waiver of any right, remedy or provision of this Agreement shall be deemed a waiver of the same right, remedy or provision at any other time.

20.9 Severability. If any term, condition, or provision in this Agreement is found by a court of competent jurisdiction to be invalid, unlawful or otherwise unenforceable to any extent, said finding and such term, condition, or provision shall not affect the other terms, conditions or provisions hereof or the whole of this Agreement, and the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, and said remaining terms, conditions and provisions will continue to be valid and enforceable to the full extent permitted by applicable law.

20.10 Survival. The terms of sections, paragraphs and provisions 9 through 13 inclusive, 14(b), 17(c) through 17(f) inclusive, and 18 through 20 inclusive shall survive expiration or termination of this Agreement.

20.11 Governing Law. This Agreement shall be governed by the laws of the State of Illinois, as applied to agreements entered into and to be performed entirely within Illinois between Illinois residents, without regard to the principles of conflict of laws. The parties agree to opt out of the Uniform Computer Information Transactions Act or its state law variations and its/their application to this Agreement. The U.S. federal and state courts of the State of Illinois located in Cook County shall have sole and exclusive jurisdiction and venue to adjudicate over any actions relating to the subject matter of this Agreement. The parties consent to the exclusive jurisdiction of the courts specified above, and expressly waive any objection to the jurisdiction or convenience of such courts.

20.12 Dispute Resolution. The parties agree that in the event of a dispute or alleged breach they will work together in good faith to resolve the matter internally by escalating it to higher levels of management and, if necessary, to use a mutually agreed upon alternative dispute resolution mechanism (other than arbitration) prior to resort to litigation.

20.13 Construction and Interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The section and paragraph headings contained herein are for convenience of reference only and shall not be considered as substantive parts of this Agreement. The parties agree that this Agreement

shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party and that ambiguities shall not be interpreted against the drafting party. This Agreement is not an offer or a basis for reliance that pre-signing costs or expenses will be paid. Notwithstanding the statements or actions of the parties, no provisions of this Agreement shall be binding upon either party until this Agreement is signed by both parties. The provisions of this Agreement other than its Exhibits A shall prevail over and supersede any inconsistencies in its Exhibits A content. The content of an Exhibit A other than its attachments, if any, shall prevail over and supersede any inconsistencies in its attachments' content.

20.14 Complete Agreement, Modifications. This Agreement including its jointly-signed Exhibits A referencing this Agreement sets forth the entire intent and understanding between the parties hereto and supercedes all prior negotiations, requests for proposals, proposals, agreements, understandings, arrangements and communications, whether oral or written, with respect to the subject matter hereof. With the exception of unilateral notice address changes and Client and Consultant changes of contact personnel for liaison purposes, this Agreement including the initial Exhibit A and any follow-on Exhibits A may only be amended or modified in a writing signed by each of the parties. With the same exceptions for notice address and contact personnel changes, this Agreement shall prevail over any additional or conflicting terms in any purchase order, invoice, acknowledgment or other similar document regarding the subject matter hereof that is not signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below intending it to become effective on the Effective Date.

ACCENTURE LLP	RMS NETWORKS, INC.
Print Name: Teresa Poggenpohl	Print Name: Jason M. Kates
Title: Executive Director – Adv. & Brand Mgt.	Title: President & CEO
Signature: [signature]	Signature: [signature]
Date: 1/27/06	Date: 1/17/06

FIRSTAMENDMENT TO
THE ACCENTURE INTERACTIVE NETWORK SERVICE AGREEMENT
BETWEEN ACCENTURE LLP AND RMS NETWORKS, INC.

This Amendment #1, effective as of April 26, 2006, supplements and modifies the Interactive Network Service Agreement ("Agreement") entered into as of January 12, 2006, by and between RMS Networks, Inc. and Accenture LLP ("Accenture"), which otherwise remains unchanged. In the event of a conflict between any term of the Agreement and this Amendment #1, the terms of this Amendment #1 shall prevail.

WHEREAS, Accenture and Company desire to modify the term of the Agreement,

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement, as follows:

1. The first sentence of Section 15, Term, Engagement Completion, shall be deleted in its entirety and replaced with the following:

"This Agreement shall be effective as of April 26, 2006, and shall expire on May 2, 2007 unless the term hereof is extended pursuant to express written agreement of the parties or this Agreement is earlier terminated."

EACH INTENDING TO BE BOUND TO THE OTHER, Accenture and Company have caused this Amendment to the Agreement to be executed by their duly authorized representatives as of the date first above written.

Agreed and Accepted:	Agreed and Accepted:
Accenture LLP	**RMS Networks, Inc.**
By Kimberly S. Ostman	By MYunes
Name Kimberly S. Ostman	Name Marci Yunes
Title Manager	Title EVP + CFO
Date May 3rd, 2006	Date 5-30-06

AMENDMENT #2 TO
THE ACCENTURE INTERACTIVE NETWORK SERVICE AGREEMENT
BETWEEN ACCENTURE LLP AND RMS NETWORKS, INC.

This Amendment #2, effective as of July 1, 2007, supplements and modifies the Interactive Network Service Agreement ("Services Agreement") entered into as of January 12, 2006, and the 1st Amendment thereto, by and between RMS Networks, Inc ("RMS" or "Consultant") and Accenture LLP ("Accenture" or "Client"), which otherwise remains unchanged. In the event of a conflict between any term of the Services Agreement and this Amendment #2, the terms of this Amendment #2 shall prevail.

WHEREAS, Accenture and RMS desire to modify the terms of the Services Agreement,

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Services Agreement, as follows:

1. The first sentence of Section 15, Term, Engagement Completion, shall be deleted in its entirety and replaced with the following:

   "This Services Agreement shall be effective as of April 26, 2006, and shall expire on June 30, 2008 unless the term hereof is extended pursuant to express written agreement of the parties or this Services Agreement is earlier terminated."

2. The first paragraph of Exhibit A to the Services Agreement shall be deleted in its entirety and replaced with the following:

   "RMS Networks, Inc. and Accenture LLP agree and acknowledge the terms of this Exhibit A and any proposals, specifications, statements of work, and/or implementation plans referenced herein, are incorporated into and made part of the Services Agreement. This Exhibit A is not intended to and shall not be deemed to supersede, modify or amend the terms and conditions of the Services Agreement."

3. Paragraph (iii) of Section 12, Rates, of Exhibit A to the Services Agreement shall be deleted in its entirety and replaced with the following:

   "(iii) Monthly maintenance fee: $9,250.00
   This fee should be paid during the term of the Services Agreement and is applicable for up to ten (10) Walls. If additional Walls are to be included, this fee will be renegotiated by both parties. Consultant shall perform, meeting Client requirements as described in this Exhibit A, the following activities:
   - Provide immediately available service coverage twenty-four (24) hours every day including holidays

- Maintain an automated health check monitoring system for the final product
- Provide Client an immediate notification of an incident and notifications of all the follow up actions taken
- Provide Client with reporting mechanism allowing retrieving performance and operational history for each site
- Monitor and maintain operations of content aggregation server co-located in Rack Space data center
- Monitor and maintain content feeds from the following providers: CNN (news), Weather Channel (weather), and STATS (sports)
- Management of software updates to all active wall equipment. Software updates will occur during normal business hours (9AM – 5PM) Monday – Thursday, excluding critical/emergency updates, and will be fully tested and documented by Accenture before execution by RMS.
- Perform content updates provided by Accenture as needed, including resting state video, content in Accenture module including text and xml files."

EACH INTENDING TO BE BOUND TO THE OTHER, Accenture and RMS have caused this Amendment #2 to the Services Agreement to be executed by their duly authorized representatives as of the effective date first written above.

Agreed and Accepted:

ACCENTURE LLP	**RMS NETWORKS, INC.**
Print Name: Teresa L. Poggenpohl	Print Name: Marci Yunes
Title: Exec. Director - Advertising & Brand Management	Title: EVP + CFO
Signature: Teresa L. Poggenpohl	Signature: MYunes
Date: 7/13/07	Date: 7-17-07

AMENDMENT #3
THE ACCENTURE INTERACTIVE NETWORK SERVICE AGREEMENT BETWEEN ACCENTURE LLP AND RMS NETWORKS, INC.

This Amendment #3, effective as of July 1, 2008, supplements and modifies the Interactive Network Services Agreement ("Services Agreement") entered into as of January 12, 2006, the 1st Amendment thereto effective as of April 26, 2006, and the 2nd Amendment thereto effective as of July 1, 2007, by and between RMS Networks, Inc. ("RMS" or "Consultant") and Accenture LLP ("Accenture" or "Client"), which otherwise remains unchanged. In the even of a conflict between any term of the Services Agreement, as amended, and this Amendment #3, the terms of this Amendment #3 shall prevail.

WHEREAS, Accenture and RMS desire to modify the terms of the Services Agreement as amended pursuant to Amendment #1 and Amendment #2,

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Services Agreement, as follows:

1. The first sentence of Section 15, *Term, Engagement Completion*, shall be deleted in its entirety and replaced with the following:

> "This Services Agreement shall be effective as of January 12, 2006, and shall expire on December 31, 2008, unless the term hereof is extended pursuant to express written agreement of the parties hereto, or this Services Agreement is earlier terminated."

2. Section 11.6, *Escalation of Incidents*, of Exhibit A to the Services Agreement shall be amended to include the following language, which shall be added after the first sentence in such section:

> "Upon escalation of an incident beyond First-tier, First-tier support shall remain available to assist, at the request and direction of Third-tier, until such incident has been resolved."

3. Section 12, *Rates*, Paragraph (iii), of Exhibit A to the Services Agreement shall be deleted in its entirety and replaced with the following:

"(iii) Monthly maintenance fee: $11,975.00
This fee should be paid during the term of the Services Agreement and is applicable for up to ten (10) Walls. If additional Walls are to be included, this fee will be renegotiated by both parties. Consultant shall perform, meeting Client requirements as described in this Exhibit A, the following activities:

- Provide immediately available service coverage 24 hours every day including holidays;
- Maintain an automated health check monitoring system for the final product;
- Provide Client an immediate notification of an incident and notifications of all the follow up actions taken;
- Provide Client with reporting mechanisms allowing retrieving performance and operational history for each site;
- Monitor and maintain operations of content aggregation server co-located in Rack Space data center;
- Monitor and maintain content feeds from the following providers: CNN (news), Weather Channel (weather) and STATS (sports);
- Management of software updates to all active wall equipment. Software updates will occur during normal business hours (9am – 5pm), Monday through Thursday, excluding critical/emergency updates, and will be fully tested and documented by Accenture before execution by RMS;
- Perform content updates provided by Accenture as needed, including resting state video, content in Accenture module including text and xml files.
- Provide hourly status reports on Walls during normal business hours (9am – 5pm EST), Monday through Friday."

[signature page follows]

EACH INTENDING TO BE BOUND TO THE OTHER, Accenture and RMS have caused this Amendment #3 to the Services Agreement to be executed by their duly authorized representatives as of the effective date first written above.

Agreed and Accepted:

ACCENTURE LLP	**RMS NETWORKS, Inc.**
Signature: [signature]	Signature: [signature]
Printed Name: Cheryl A. Harris	Printed Name: Jay Wilson
Title: Senior Executive	Title: Chief Technology Officer
Date: 7/10/08	Date: 7/11/08

AMENDMENT #4
THE ACCENTURE INTERACTIVE NETWORK SERVICE AGREEMENT BETWEEN ACCENTURE, LLP AND RMS NETWORKS, INC.

This Amendment #4, effective as of January 1, 2009, supplements and modifies the Interactive Network Services Agreement ("Services Agreement") entered into as of July 12, 2006, the 1st Amendment thereto effective as of April 26, 2006, the 2nd Amendment thereto effective as of July 1, 2007, and the 3rd Amendment thereto effective as of July 1, 2008, by and between RMS Networks, Inc. ("RMS" or "Consultant") and Accenture, LLP ("Accenture" or "Client"), which otherwise remains unchanged. In the event of a conflict between any term of the Services Agreement and this Amendment #4, the terms of this Amendment #4 shall prevail.

WHEREAS, Accenture and RMS desire to modify the terms of the Services Agreement as amended pursuant to Amendment #1, Amendment #2, and Amendment #3,

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Services Agreement, as follows:

1. The first sentence of Section 15, Term, Engagement Completion, shall be deleted in its entirety and replaced with the following:

   "This Services Agreement shall be effective as of April 26, 2006, and shall expire on December 31, 2009, unless the term hereof is extended pursuant to express written agreement of the parties hereto, or this Services Agreement is earlier terminated."

2. Section 20.15, Code of Business Ethics., shall be added in its entirety as follows:

   "Accenture is committed to conducting its business free from unlawful, unethical or fraudulent activity. Consultant must act in a manner consistent with the ethical and professional standards of Accenture set forth in the Accenture Code of Business Ethics, receipt of which is hereby acknowledged by Consultant. This includes acting in a manner consistent with Accenture's position as a signatory of the United Nations Global Compact (UNGC), respecting the Ten Principles of the UNGC. The standards of the Accenture Code of Business Ethics also include promptly reporting unlawful, fraudulent or unethical conduct. Accenture has established reporting mechanisms and prohibits retaliation or other adverse action for reporting such conduct. Consultant agrees to abide by those standards set forth in the Accenture Code of Business Ethics. However, while performing services required under the Services Agreement, both RMS and Accenture agree that, should any standard set forth in the Accenture Code of Business Ethics conflict with any city, county, state or federal law, then such standard shall be set aside as null and void, and both RMS and Accenture shall comply with such city, county, state or federal law without prejudice, retaliation or other adverse reaction against the other. In addition, both RMS and Accenture agree to execute an amendment and\or initiate such other action as may be deemed appropriate by Consultant and\or Client within 30 calendar days of such conflict to address such issue."

[signature page follows]

EACH INTENDING TO BE BOUND TO THE OTHER, Accenture and RMS have caused this Amendment #4 to the Services Agreement to be executed by their duly authorized representatives as of the effective date first written above.

Agreed and Accepted:

ACCENTURE, LLP	**RMS NETWORKS, Inc.**
Signature: [signature]	Signature: [signature]
Printed Name: Anthony Murph	Printed Name: JAY WILSON
Title: AVP Procurement	Title: CHIEF TECHNOLOGY OFFICER
Date: 12/16/08	Date: 12/16/08

AMENDMENT #5
THE ACCENTURE INTERACTIVE NETWORK SERVICE AGREEMENT BETWEEN ACCENTURE, LLP AND ARGO DIGITAL SOLUTIONS, INC.

This Amendment #5, effective as of January 1, 2010, supplements and modifies the Interactive Network Services Agreement ("Services Agreement") entered into as of July 12, 2006, the 1st Amendment thereto effective as of April 26, 2006, the 2nd Amendment thereto effective as of July 1, 2007, the 3rd Amendment thereto effective as of July 1, 2008, and the 4th Amendment thereto effective as of January 1, 2009, by and between Argo Digital Solutions, Inc. (f/k/a RMS Networks, Inc.) ("Argo" or "Consultant") and Accenture, LLP ("Accenture" or "Client"), which otherwise remains unchanged. In the event of a conflict between any term of the Services Agreement and this Amendment #5, the terms of this Amendment #5 shall prevail.

WHEREAS, Accenture and Argo desire to modify the terms of the Services Agreement as amended pursuant to Amendment #1, Amendment #2, Amendment #3, and Amendment #4;

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Services Agreement, as follows:

1. The first sentence of Section 15, Term, Engagement Completion, shall be deleted in its entirety and replaced with the following:

> "This Services Agreement shall be effective as of April 26, 2006, and shall expire on December 31, 2010, unless the term hereof is extended pursuant to express written agreement of the parties hereto, or this Services Agreement is earlier terminated."

All other provisions of the Services Agreement as amended pursuant to Amendment #1, Amendment #2, Amendment # 3 and Amendment #4 remain in full force and effect.

EACH INTENDING TO BE BOUND TO THE OTHER, Accenture and Argo have caused this Amendment #5 to the Services Agreement to be executed by their duly authorized representatives as of the effective date first written above.

Agreed and Accepted:

ACCENTURE, LLP	ARGO DIGITAL SOLUTIONS, Inc.
Signature: [signature]	Signature: [signature]
Printed Name: Cheryl A. Harris	Printed Name: JAY WILSON
Title: Senior Executive	Title: CHIEF TECHNOLOGY OFFICER
Date: 12/21/09	Date: 12/21/09